Exhibit 99.8.d

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED SERVICE AGREEMENT
BETWEEN
RETIREMENT SYSTEM CONSULTANTS INC.
AND
RSI RETIREMENT TRUST

The AMENDED AND RESTATED SERVICE AGREEMENT (“Agreement”), dated as of the 1st day of June 2003, between RETIREMENT SYSTEM CONSULTANTS INC. (the “Servicer”) and RSI RETIREMENT TRUST (the “Trust”), is hereby amended as follows, effective as of February 1, 2006, pursuant to the authority for amendment provided under Section 13. of said Agreement:

Schedule 4 of the Agreement, entitled Compensation, is amended by the addition of the following new paragraph, immediately following the first paragraph thereof and prior to the existing second paragraph thereof:

In addition to the fee set forth in the foregoing paragraph, the Trust will pay the Servicer an additional annual fee of $50,000 for additional Securities and Exchange Commission required compliance related services provided to the Trust.  The additional fee hereunder will be paid in a single payment on or about February 1, 2006 for the twelve month period beginning on February 1, 2006, and in proportional monthly installments of the annual fee hereunder beginning February 1, 2007 and thereafter.

IN WITNESS WHEREOF, the Servicer and the Trust have executed this Amendment No. 1 effective as of February 1, 2006.

RETIREMENT SYSTEM CONSULTANTS INC.

BY:	/s/ Stephen P. Pollak

NAME:	Stephen P. Pollak

TITLE:	Executive Vice President

RSI RETIREMENT TRUST

BY:	/s/ William Dannecker

NAME:	William Dannecker

TITLE:	President